EXHIBIT 99.1

America's Car-Mart Reports 19% Increase in Earnings for Fiscal 2009 to $1.52 Per Share On Revenue Increase of 8.9%

EPS Was Reduced by $.08 for Change in Fair Value of Interest Rate Swap Debt Decrease of $10.5 Million

BENTONVILLE, Ark., June 23, 2009 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (Nasdaq:CRMT) today announced its operating results for the fiscal year and quarter ended April 30, 2009.

 Highlights of fiscal 2009 operating results:

 * Net income increased 19% to $17.9 million or $1.52 per diluted share vs. net income of $15.0 million or $1.26 per diluted share for fiscal 2008. EPS for fiscal 2009 was reduced by $.08 for change in fair value of interest rate swap
 * Average retail units sold per store per month increased 6.6% to
   26.0 (from 24.4 in 2008)
 * Strong cash flows resulted in debt decrease of $10.5 million during fiscal 2009 (to $29.8 million) with a $23 million increase in finance receivables, $2.7 million in capital asset additions and
   $1.2 million in stock re-purchases
 * Debt to equity of 19% and debt to finance receivables of 12.9% at
   April 30, 2009 (versus 29.4% and 19.4%, respectively at
   April 30, 2008)
 * Overall revenue growth of 8.9% with same store revenue growth of
   8.3%
 * Provision for credit losses of 21.5% of sales vs. 22.0% for fiscal
   2008
 * Net charge-offs as a percentage of average finance receivables of
   24.2% compared to 25.9% for fiscal 2008
 * Accounts over 30 days past due at 2.8% at April 30, 2009 (versus
   3.1% at April 30, 2008)

For the year ended April 30, 2009, revenues increased 8.9% to $299 million compared with $275 million for the prior year. Income for the year was $17.9 million or $1.52 per diluted share versus $15.0 million or $1.26 per diluted share for 2008. EPS was reduced by $.08 for change in fair value of interest rate swap. Receivables grew by $23 million during the year or 11.1% to $231 million while total debt decreased by $10.5 million (to $29.8 million). Total debt to equity was 19% and total debt to finance receivables was 12.9% at April 30, 2009. Retail unit sales increased 5.5%, with 28,698 vehicles sold in the current year, compared to 27,207 for 2008. Same store revenue increased 8.3% for the year. The provision for credit losses was 21.5% of sales compared to 22.0% in 2008. Net charge-offs as a percentage of average finance receivables was 24.2% compared to 25.9% in 2008. The allowance for credit losses is 22% of Finance Receivables principal balance at both April 30, 2009 and 2008.

The $.08 per share non-cash charge related to a change in fair value of the Company's interest rate swap agreement which was entered into in May 2008. Since the Company currently intends to hold the interest rate swap until maturity (May 2013), the charge, which resulted from a change in fair value, will reverse by the maturity date. Notwithstanding the company's intention to hold the swap until maturity, pursuant to SFAS No. 157, "Fair Value Measurements," changes in fair value will continue to be recognized quarterly as non-cash charges or gains, as the case may be. Management currently expects future non-cash charges or gains associated with the swap to be less severe than the experience of fiscal 2009.

 Highlights of three month operating results:

 * Net income decreased to $5.1 million or $.43 per diluted share vs.
   $6.0 million or $.51 per diluted share for the prior year
 * Revenue increase of 1.7% to $77.9 million from $76.5 million for the prior year period
 * Strong cash flows resulted in debt decrease of $6.4 million from
   January 31, 2009 (to $29.8 million) with a $2.1 million increase in finance receivables, $671,000 in capital asset additions and
   $1.2 million in stock re-purchases
 * Collections as a percentage of average finance receivables of 17.7%
   compared to 17.5% for the prior year period
 * Average down-payment percentage of 8.6% compared to 7.5% for the prior year

For the three months ended April 30, 2009, revenues increased 1.7% to $77.9 million, compared with $76.5 million in the same period of the prior fiscal year. Income for the three months was $5.1 million ($.43 per diluted share) compared to $6.0 million ($.51 per diluted share) for the same period in the prior year. Retail unit sales for the fourth quarter decreased slightly to 7,391 units compared to 7,415 vehicles sold during the fourth quarter of 2008. Same store revenue increased .9% for the three months. The average down-payment percentage was 8.6% compared to 7.5% for the prior year period and collections as a percentage of average finance receivables was 17.7% compared to 17.5% for the prior year. The provision for credit losses was 20.8% of sales compared to 20.0% in the same period last year. Net charge-offs as a percentage of average finance receivables was 6.3% compared to 5.9% in the same period last year. Gross margins on vehicle sales were slightly lower during the fourth quarter of 2009 and Selling, General, and Administrative Expenses were higher as infrastructure investments, primarily payroll costs, continued to be phased in.

"We are very pleased with our results for fiscal 2009," said William H. ("Hank") Henderson, President and Chief Executive Officer of America's Car-Mart, Inc. "To be able to grow profits by 19% and revenues by 8.9% (to almost $300 million) in the current environment is a testament to the strength of our business model. Our dedicated associates continue to really step up and embrace the mission, vision and values Car-Mart has developed over our first 28 years. We believe that we continue to pick up significant volumes in the areas we service as we take advantage of our extremely healthy balance sheet and our available financing. The branding efforts that have been underway for the last few years coupled with strong lot-level execution are resulting in Car-Mart being the value proposition leader for car buyers in our areas."

"We have spent the last two to three years heavily investing in an infrastructure that provides improved support and allows for future growth. Our investments have been across all areas: information technology, human resources, sales, purchasing, underwriting, training and on-going branding via our television and radio advertising efforts. Included within human resources is our manager in training program which is where future lot managers begin. We have never had as many qualified people in this program as we have now and we are very excited about the growth opportunities this program affords us," added Mr. Henderson. "To be a lot manager for America's Car-Mart and to participate in our bright future is appealing to many highly qualified people who may not have considered a career in our industry before. We will continue to aggressively recruit good people to join our team. Qualified and skilled lot managers have always been, and always will be, the key to our growth and success into the future."

"Our future growth will come from both increases in sales at our existing dealerships and the addition of new dealerships. We finished 2009 with an increase in the average number of retail units sold per lot per month. Even with this increase, we know that we have significant up-side for volume levels at our existing dealerships. We have opened three new dealerships within the last 60 days (Rogers, Arkansas, Okmulgee, Oklahoma and Lebanon, Missouri). We plan to open approximately five more dealerships throughout the remainder of fiscal 2010. We now feel that we can successfully grow our lot count by one new lot for every ten existing lots on a go-forward basis. We are excited about our people and the level of support we have in place and our extremely bright future," stated Mr. Henderson.

"From a financial standpoint, 2009 was a great success. Our growth at the top and bottom lines was especially impressive given the significant negative macro-economic factors that were prevalent during most of the year. As a result of our continuing focus on maximizing cash flows, overall debt for the year was reduced by $10.5 million to $29.8 million with growth in finance receivables of $23 million, $2.7 million in capital asset additions and $1.2 million in stock re-purchases. At April 30, 2009 we had $30.6 million in excess availability under our revolving credit facilities. Our debt to equity and debt to finance receivable ratios of 19% and 12.9% are the best in our industry and we will continue to focus on maximizing cash flows into the future," added Jeff Williams, America's Car-Mart's Chief Financial Officer. "We saw improvements in credit loss percentages and the level of accounts over 30 days past due at year end is at its lowest level in several years. It is exciting to be in a position to grow revenues into the future without near-term capital constraints and maximize the leveraging of the infrastructure investments we have made. On an unrelated note, we are happy to report that legislation affecting interest rates in Arkansas has made it through Congress and is awaiting the President's signature. This legislation will allow us to charge a more appropriate rate of interest in our home state."

Conference Call

Management will be holding a conference call on Tuesday, June 23, 2009 at 11:00 a.m. Eastern time to discuss fiscal year-end and fourth quarter results. A live audio of the conference call will be accessible to the public by calling (877) 419-6603. International callers dial (719) 325-4923. Callers should dial in approximately 10 minutes before the call begins.

A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (888) 203-1112 (domestic) or (719) 457-0820 (international), conference call ID #8157445.

About America's Car-Mart

America's Car-Mart, founded in 1981, operates 95 automotive dealerships in eight states and is the largest publicly-held automotive retailer in the United States focused exclusively on the "Buy Here/Pay Here" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States, selling quality used vehicles and providing financing for substantially all of its customers. For more information on America's Car-Mart, please visit our website at www.car-mart.com.

Included herein are forward-looking statements, including statements with respect to projected revenues and earnings per share amounts. Such forward-looking statements are based upon management's current knowledge and assumptions. There are many factors that affect management's view about future revenues and earnings. These factors involve risks and uncertainties that could cause actual results to differ materially from management's present view. These factors include, without limitation, macro economic issues, interest rate decreases in the state of Arkansas, assumptions relating to unit sales, average selling prices, credit losses, gross margins, operating expenses, collection results, operational initiatives underway and economic conditions, and other risk factors described under "Forward-Looking Statements" of Item 1A of Part I of the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2008 and any and all updates in its current and quarterly reports filed with or furnished to the Securities and Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake any obligation to update forward-looking statements.

                    America's Car-Mart, Inc.
           Consolidated Balance Sheets and Other Data
                          (unaudited)
                        ($'s in 000's)

                                          April 30,      April 30,
                                            2009            2008
                                         -----------    -----------

 Cash and cash equivalents               $       168    $       153
 Finance receivables, net                $   182,041    $   163,344
 Total assets                            $   219,624    $   200,589
 Total debt                              $    29,839    $    40,337
 Stockholders' equity                    $   156,977    $   137,222
 Shares outstanding                       11,729,181     11,687,687

 Finance receivables:
  Principal balance                      $   231,351    $   208,153
  Deferred Revenue - Payment
   Protection Plan                       $    (7,353)   $    (4,631)
  Allowance for credit losses                (49,310)       (44,809)
                                         -----------    -----------

  Finance receivables, net of allowance
   and deferred revenue                  $   174,688    $   158,713
                                         ===========    ===========

  Allowance as % of principal balance          22.01%(a)      22.02%(a)
                                         ===========    ===========

  (a) Represents the weighted average for Finance Receivables generated by the Company (at 22.0%) and purchased Finance
      Receivables.

 Changes in allowance for credit losses:

                                               Twelve Months
                                               Ended April 30,
                                            2009           2008
                                         -----------    -----------
  Balance at beginning of period         $    44,809    $    39,325
  Provision for credit losses                 58,807         55,046
  Charge-offs, net of
   collateral recovered                      (54,295)       (49,326)
  Allowance related to
   purchased/sold accounts                       (11)          (236)
                                         -----------     ----------

   Balance at end of year                $    49,310    $    44,809
                                         ===========    ===========

                    America's Car-Mart, Inc.
               Consolidated Results of Operations
           (Operating Statement Dollars in Thousands)
                         (unaudited)

                                               %
                                             Change  As a % of Sales
                                             -----  ------------------
                     Twelve Months Ended      2009 Twelve Months Ended
                           April 30,          vs.        April 30,
                      2009         2008       2008    2009      2008
                   -----------  -----------  -----  --------  --------
 Operating Data:
  Retail units sold     28,698       27,207   5.5%
  Average number
   of stores
   in operation           92.0         93.0   (1.1)
  Average retail
   units sold per
   store per month        26.0         24.4    6.6
  Average retail
   sales price     $     9,056  $     8,690    4.2
  Same store
   revenue growth         8.3%        13.0%
  Net charge-offs
   as a percent of
   average Finance
   Receivables           24.2%        25.9%
  Collections as a
   percent of
   average Finance
   Receivables           66.7%        67.9%
  Average
   percentage of
   Finance
   Receivables
   -Current (excl.
   1-2 day)              82.1%        82.9%
  Average
   down-payment
   percentage             6.7%         6.8%

 Period End Data:
  Stores open               93           91   2.2%
  Accounts over
   30 days past due       2.8%         3.1%
  Finance
   Receivables,
   gross           $   231,351  $   208,153  11.1%

 Operating
  Statement:
  Revenues:
   Sales           $   273,340  $   250,337   9.2%    100.0%    100.0%
   Interest income      25,626       24,294    5.5       9.4       9.7
                   ------------ ------------        --------  --------
    Total              298,966      274,631    8.9     109.4     109.7
                   ------------ ------------        --------  --------

  Costs and
   expenses:
   Cost of sales       155,668      144,537    7.7      57.0      57.7
   Selling, general
    and
    administrative      51,133       47,263    8.2      18.7      18.9
   Provision for
    credit losses       58,807       55,046    6.8      21.5      22.0
   Interest expense      2,484        2,947  (15.7)      0.9       1.2
   Interest
    expense - change
    in fair value
    of Interest
    Rate Swap            1,522           --     --       0.6        --
   Depreciation and
    amortization         1,395        1,148   21.5       0.5       0.5
   Loss on
    Lot Closure             --          527     --        --       0.2
                   ------------ ------------        --------  --------
    Total              271,009      251,468    7.8      99.1     100.5
                   ------------ ------------        --------  --------

    Income
     before taxes       27,957       23,163             10.2       9.3

  Provision for
   income taxes         10,051        8,130              3.7       3.2
                   -----------  -----------         --------  --------

    Net income     $    17,906  $    15,033              6.6      6.0
                   ===========  ===========         ========  ========

 Earnings per share:
  Basic            $      1.52  $      1.27
  Diluted          $      1.52  $      1.26

 Weighted average
  number of shares
  outstanding:
  Basic             11,747,183   11,825,657
  Diluted           11,806,732   11,907,321

                    America's Car-Mart, Inc.
               Consolidated Results of Operations
          (Operating Statement Dollars in Thousands)
                          (unaudited)

                                               %
                                            Change   As a % of Sales
                                             -----  ------------------
                      Three Months Ended      2009  Three Months Ended
                          April 30,            vs.       April 30,
                      2009         2008       2008    2009      2008
                   -----------  -----------  -----  --------  --------
 Operating Data:
  Retail units sold      7,391        7,415   (0.3)%
  Average number
   of stores in
   operation              92.0         92.0     --
  Average retail
   units sold per
   store per month        26.8         26.9   (0.4)
  Average retail
   sales price     $     9,189  $     8,989    2.2
  Same store
   revenue growth         0.9%        30.3%
  Net charge-offs
   as a percent of
   average Finance
   Receivables            6.3%         5.9%
  Collections as a
   percent of
   average Finance
   Receivables           17.7%        17.5%
  Average
   percentage of
   Finance
   Receivables-
   Current (excl.
   1-2 day)              83.8%        84.0%
  Average
   down-payment
   percentage             8.6%         7.5%

 Period End Data:
  Stores open               93           91    2.2%
  Accounts over 30
   days past due          2.8%         3.1%
  Finance
   Receivables,
   gross           $   231,351  $   208,153   11.1%

 Operating
  Statement:
  Revenues:
   Sales           $    71,781  $    70,369    2.0%   100.0%    100.0%
   Interest income       6,089        6,173   (1.4)      8.5       8.8
                   -----------  -----------         --------  --------
    Total               77,870       76,542    1.7     108.5     108.8
                   -----------  -----------         --------  --------

  Costs and
   expenses:
   Cost of sales        41,111       40,097    2.5      57.3      57.0
   Selling, general
    and
    administrative      13,183       11,995    9.9      18.4      17.0
   Provision for
    credit losses       14,929       14,098    5.9      20.8      20.0
   Interest expense        559          557    0.4       0.8       0.8
   Interest expense
    (income)-
    change in fair
    value of
    Interest Rate
    Swap                   (38)          --     --      (0.1)       --
   Depreciation and
    amortization           386          300   28.7       0.5       0.4
   Loss on
    Lot Closure             --          155     --        --       0.2
                   -----------  -----------         --------  --------
    Total               70,130       67,202    4.4      97.7      95.5
                   -----------  -----------         --------  --------

    Income before
     taxes               7,740        9,340             10.8      13.3

  Provision for
   income taxes          2,622        3,292              3.7       4.7
                   -----------  -----------         --------  --------

    Net income     $     5,118  $     6,048              7.1       8.6
                   ===========  ===========         ========  ========

 Earnings
  per share:
  Basic            $      0.44  $      0.52
  Diluted          $      0.43  $      0.51

 Weighted average
  number of shares
  outstanding:
  Basic             11,740,833   11,696,207
  Diluted           11,784,074   11,776,737

CONTACT: America's Car-Mart
         T. J. ("Skip") Falgout, III, Chairman
           (972) 717-3423
         William H. ("Hank") Henderson, CEO
           (479) 464-9944
         Jeffrey A. Williams, CFO
           (479) 418-8021